EXHIBIT 15

June 2, 2026

The Board of Directors and Stockholders of Ross Stores, Inc.:

5130 Hacienda Drive
Dublin, CA 94568

We are aware that our report dated June 2, 2026, on our review of the interim financial information of Ross Stores, Inc. appearing in this Quarterly Report on Form 10-Q for the quarter ended May 2, 2026, is incorporated by reference in Registration Statements Nos. 333-210465, 333-218052, and 333-296092 on Form S-8.

/s/ Deloitte & Touche LLP
San Francisco, California
June 2, 2026